                                                                     Exhibit 2.4

                         ARTICLES OF MERGER OF A PARENT
                                AND A SUBSIDIARY

                            PURSUANT TO ARTICLE 5.16
                         TEXAS BUSINESS CORPORATIONS ACT



         Pursuant to the provisions of Article 5.16 of the Texas Business Corporations Act, the undersigned Corporations adopt the following articles of merger for the purpose of effecting a merger in accordance with the provisions of Article 5.16 of the Texas Business Corporations Act.

1. A plan of merger adopted in accordance with the provisions of Article 5.16 of the Texas Business Corporations Act providing for the combination of LOCH Exploration, Inc., a Texas corporation, and Design Automation Systems, Inc., a Texas corporation, and resulting in LOCH Exploration, Inc. being the surviving corporation.

2. Shareholder approval is not required. LOCH Exploration, Inc. owns 100% of the issued and outstanding stock of Design Automation Systems, Inc. (1,440 shares outstanding).

3. The Board of Directors of LOCH Exploration, Inc. approved the Plan of Merger on the 24th day of February, 1999.

4. The merger will become effective upon the issuance of the Certificate of Merger by the Secretary of State.

DATED this 5th day of April, 1999.


LOCH EXPLORATION, INC.           DESIGN AUTOMATION SYSTEMS, INC.



By /s/ Charles Leaver            By /s/ Charles Leaver
   ---------------------            -------------------------
   Its President                    Its President


                                       -2-